Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Electriq Power Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, par value $0.0001 per share	457(c)(1), 457(h)	1,200,000	$1.39(1)	$1,668,000(1)	$0.00014760	$246.20
Total Offering Amounts							$246.20
Total Fees Previously Paid							N/A
Total Fee Offsets							N/A
Net Fee Due							$246.20
(1)Calculated solely for the purpose of computing the amount of the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Rule 457(c) under the Securities Act, this price is calculated based on the average of the high and low sales prices of the Class A common stock, par value $0.0001 per share (“common stock”), of Electriq Power Holdings, Inc. (the “Registrant”) as reported on the New York Stock Exchange on October 16, 2023.
(2)This registration statement covers a total of 1,200,000 shares of common stock that may be issued under the Electriq Power, Inc. 2015 Equity Incentive Plan. Pursuant to Rule 416(a) under the Securities Act, this registration statement also covers an indeterminate number of additional shares of common stock which may be offered and issued under the reason of any share dividend, share split, recapitalization or other similar transaction.